Exhibit 99.1
For Immediate Release

VPG Reports Fiscal 2014 First Quarter Results
Net revenues up 6.2% year-over-year. Increasing market demand in all segments supports guidance in the range of $60 million to $65 million for the second quarter of fiscal year 2014.

MALVERN, Pa. (May 7, 2014) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced financial results for its first quarter ended March 29, 2014.
Ziv Shoshani, VPG’s chief executive officer said, “Net revenues of $61.0 million came in within our guidance. Consolidated gross margin improved to 36.1% in the first quarter, up from a gross margin of 34.8% in the first quarter of fiscal 2013.”
Mr. Shoshani added, “We continue to see a gradually strengthening business environment. This is supported by three consecutive quarters of a book-to-bill ratio around or above 1.00, with a strong book-to-bill ratio in the first quarter of 2014 of 1.09.”
Net revenues for the first quarter of 2014 were $61.0 million, representing a 6.2% increase from $57.5 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the first quarter of 2014 decreased by $1.2 million, from $62.2 million in the fourth quarter of 2013.
Net earnings attributable to VPG stockholders for the first quarter of 2014 were $1.7 million, or $0.12 per diluted share, compared to net earnings attributable to VPG stockholders for the first quarter of 2013 of $0.4 million, or $0.03 per diluted share.
Net earnings attributable to VPG stockholders for the first quarter of 2014 include approximately $0.4 million of acquisition related costs and restructuring costs, versus $2.1 million of acquisition related costs and restructuring costs in the first quarter of 2013, which affect comparability. Adjusted net earnings attributable to VPG stockholders for the first quarter of 2014 were $2.0 million or $0.14 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $1.8 million, or $0.13 per diluted share for the comparable prior year period. The overall impact on foreign exchange rates for the first quarter of 2014 as compared to the prior year period had a negative impact to pretax income of $0.3 million, or $0.02 per diluted share.
Segments
The Foil Technology Products segment revenues were $26.0 million in the first quarter of 2014, up 6.8% from $24.4 million in the first quarter last year, and relatively flat from $25.7 million in the fourth quarter of 2013. The gross margin for the segment was flat, at 37.9% for the first quarter of 2014 compared to 37.6% in the first quarter last year, and decreased from 40.5% in the fourth quarter of 2013. Despite the increase in revenues compared to the first quarter of 2013, the gross margin remained constant primarily due to the impact of exchange rates and overtime costs due to weather disruptions in the United States. The sequential decrease in gross margin was due to the impact of product mix and exchange rates.

The Force Sensors segment revenues of $16.4 million in the first quarter of 2014 were flat compared to $16.4 million in the first quarter last year, and were up 2.9% from $16.0 million in the fourth quarter of 2013. The gross margin for the segment was 21.3% in the first quarter of 2014 versus 26.8% in the first quarter of 2013 and 21.5% in the fourth quarter of 2013. While sequential gross margin is flat, the year over year gross margin has decreased, mainly due to product mix and one-time positive effects in the first quarter of 2013 that did not repeat this year.
The Weighing and Control Systems segment revenues increased to $18.6 million in the first quarter of 2014, up 11.3% from $16.7 million in the first quarter last year, and down 9.4% from $20.5 million in the fourth quarter of 2013. The gross margin for the segment was 46.7% in the first quarter of 2014 versus 38.4% in the first quarter of 2013 (45.8% excluding the KELK acquisition purchase accounting adjustments of $1.2 million) and 44.9% in the fourth quarter of 2013 (47.1% excluding the KELK acquisition purchase accounting adjustments of $0.5 million). The year-over-year improvement in adjusted gross margins is primarily due to higher volume. The sequential decrease in adjusted gross margin is due to lower volume.
Outlook
Mr. Shoshani concluded, “With continued improvement in market demand for all of our segments, we expect net revenues in the range of $60 million to $65 million for the second quarter of 2014.”
Conference Call and Webcast
A conference call will be held on May 7, 2014 at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-0088 and using the conference number: 10044367. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com. It will be available via phone and website for a limited time.
About VPG
Vishay Precision Group, Inc. is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 29,	March 30,
	2014	2013
Net revenues	$61,041	$57,461
Costs of products sold	38,994	37,492
Gross profit	22,047	19,969
Gross margin	36.1%	34.8%

Selling, general, and administrative expenses	18,700	17,797
Acquisition costs	—	487
Restructuring costs	324	388
Operating income	3,023	1,297
Operating margin	5.0%	2.3%

Other income (expense):
Interest expense	(212)	(197)
Other	(542)	(376)
Total other income (expense) - net	(754)	(573)

Income before taxes	2,269	724

Income tax expense	496	288

Net earnings	1,773	436

Less: net earnings attributable to noncontrolling interests	67	49

Net earnings attributable to VPG stockholders	$1,706	$387

Basic earnings per share attributable to VPG stockholders	$0.12	$0.03

Diluted earnings per share attributable to VPG stockholders	$0.12	$0.03

Weighted average shares outstanding - basic	13,752	13,387

Weighted average shares outstanding - diluted	13,958	13,928

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 29,	December 31,
	2014	2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$72,041	$72,785
Accounts receivable, net	41,897	40,500
Inventories, net	54,903	54,973
Deferred income taxes	4,190	4,784
Prepaid expenses and other current assets	10,836	10,500
Total current assets	183,867	183,542

Property and equipment, net	49,447	49,323
Goodwill	18,153	18,880
Intangible assets, net	21,182	22,458
Other assets	18,266	17,901
Total assets	$290,915	$292,104

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,521	$10,258
Payroll and related expenses	14,553	15,016
Other accrued expenses	14,172	15,814
Income taxes	626	615
Current portion of long-term debt	4,391	4,137
Total current liabilities	44,263	45,840

Long-term debt, less current portion	21,675	22,936
Deferred income taxes	1,025	1,259
Other liabilities	7,751	7,738
Accrued pension and other postretirement costs	10,679	10,780
Total liabilities	85,393	88,553

Commitments and contingencies

Equity:
Common stock	1,273	1,271
Class B convertible common stock	103	103
Capital in excess of par value	188,857	188,424
Retained earnings	34,353	32,647
Accumulated other comprehensive income (loss)	(19,246)	(19,027)
Total Vishay Precision Group, Inc. stockholders' equity	205,340	203,418
Noncontrolling interests	182	133
Total equity	205,522	203,551
Total liabilities and equity	$290,915	$292,104

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	March 29,	March 30,
	2014	2013
Operating activities:
Net earnings	$1,773	$436
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities:
Depreciation and amortization	2,849	3,007
Gain on disposal of property and equipment	(3)	(5)
Share-based compensation expense	222	335
Inventory write-offs for obsolescence	438	187
Other	486	(631)
Changes in operating assets and liabilities	(3,726)	(4,711)
Net cash provided by (used in) operating activities	2,039	(1,382)

Investing activities:
Capital expenditures	(1,878)	(818)
Proceeds from sale of property and equipment	3	13
Purchase of business	—	(49,888)
Net cash used in investing activities	(1,875)	(50,693)

Financing activities:
Proceeds from long-term debt	—	25,000
Principal payments on long-term debt and capital lease obligations	(1,035)	(789)
Debt issuance costs	—	(384)
Distributions to noncontrolling interests	(18)	(13)
Net cash (used in) provided by financing activities	(1,053)	23,814
Effect of exchange rate changes on cash and cash equivalents	145	(930)

Decrease in cash and cash equivalents	(744)	(29,191)

Cash and cash equivalents at beginning of period	72,785	93,881
Cash and cash equivalents at end of period	$72,041	$64,690

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	March 29,	March 30,
	2014	2013
Net earnings attributable to VPG stockholders	$1,706	$387

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	39	1,238
Acquisition costs	—	487
Restructuring costs	324	388

Reconciling items affecting income tax expense
Tax effect of purchase accounting adjustments, acquisition cost adjustments, restructuring cost adjustments, and discrete tax items	92	692

Adjusted net earnings attributable to VPG stockholders	$1,977	$1,808

Weighted average shares outstanding - diluted	13,958	13,928

Adjusted net earnings per diluted share	$0.14	$0.13

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)
	Fiscal quarter ended
	March 29,	March 30,
	2014	2013
Gross profit	$22,047	$19,969
Gross margin	36.1%	34.8%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	39	1,238

Adjusted gross profit	$22,086	$21,207
Adjusted gross margin	36.2%	36.9%